Exhibit 10.1

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into by and between CLEAR CREEK COUNTY DEVELOPMENT COMPANY, LLC, a Colorado Limited Liability Company (“Clear Creek”), and GOLD MOUNTAIN DEVELOPMENT, LLC, AND NEVADA GOLD & CASINOS, INC., (hereinafter “Nevada Gold”), effective on the date when last executed by Clear Creek or Nevada Gold, pursuant to Section 19 (the “Effective Date”).

RECITAL

A. Nevada Gold owns certain real property located in Gilpin County, State of Colorado, consisting of approximately +/- 260 acres, more particularly described on Exhibit A attached hereto and incorporated herein by this reference, and any and all other real property interests/entitlements/rights owned by Nevada Gold in the County of Gilpin, Colorado, Sixth Principal Meridian, Township 3, Ranges 72 and 73 West, Sections 17 and 18 and Township 3, Range 73 West, Section 13, and any other rights, entitlements and appurtenances to such property (collectively, the “Property”).

AGREEMENT

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Option and Term. In consideration of Clear Creek paying Nevada Gold an amount equal to one-half (1/2) of Nevada Gold’s annual property tax liability on the Property for the year 2012, which is due by April 30, 2013, within Thirty (30) days of the Effective date of this Agreement, Nevada Gold hereby gives and grants to Clear Creek the sole and exclusive option to purchase the Property on the terms and conditions described herein (the “Option”), for a period of one (1) year, from the Effective Date. Within Thirty (30) days prior to the expiration of the first one (1) year Option, Clear Creek may extend the Option for an additional one (1) year, (to two (2) years from the Effective Date) by paying to Nevada Gold an amount equal to one-half (1/2) of Nevada Gold’s annual property tax liability on the Property for the year 2013. Within Thirty (30) days prior to the expiration of the second (2nd) year of the Option, Clear Creek may extend the Option for a final one (1) year period, (to three (3) years from the Effective Date) by paying Nevada Gold an amount equal to one-half (1/2) of Nevada Gold’s annual property tax liability on the Property for the year 2014. All money paid by Clear Creek hereunder shall be the sole and exclusive property of Nevada Gold and shall not be refundable to Clear Creek under any circumstance. At anytime during this Agreement and the option terms hereunder, and on Clear Creek’s election to purchase the Property, by notice in writing to Nevada Gold, Nevada Gold hereby agrees to sell and convey to Clear Creek and Clear Creek hereby agrees to purchase the Property, free and clear of all deeds of trust, mortgages, taxes and then due special assessments whether assessed or not, security interests, liens, encumbrances, liabilities, obligations, rights, and third-party interests whatsoever, except as hereinafter specifically mentioned.

2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be calculated on the day of closing of the transaction contemplated by this Agreement, and shall start, on the date of full execution of this Agreement, at One Million One Hundred Thousand Dollars (US $1,100,000.00) and shall thereafter increase each and every day that this Agreement is in effect, by One Hundred and Eighteen Dollars (US $118.00). [For example and illustration purposes only, the following example is provided for calculating the Purchase Price: if the purchase transaction contemplated by this Agreement were to close on the Three Hundred and Sixty-First (361st) day after full execution of this Agreement, the purchase price for the Property would be One Million, One Hundred Forty-Two Thousand, Five Hundred and Ninety-Eight Dollars (US $1,142,598.00)]. The Purchase Price shall be paid, subject to any adjustments described in Section 9 herein, in certified funds at closing.

3. Title Insurance. Within Ninety (90) days after the Effective Date of this Agreement, Clear Creek shall obtain a current commitment for a title insurance policy in an amount equal to the purchase price, together with copies of all documents listed as exceptions and/or requirements therein, all applicable tax, judgment and assessment searches and a current certificate of taxes due, and also deleting standard exceptions 1, 2, 3 and 4 of Schedule B on ALTA Owners Policy Form 10-17-1992 (the “Commitment”). After Closing, an owner’s title insurance policy consistent with the Commitment and Sections 5 and 6 herein may be delivered to Clear Creek and Clear Creek shall pay the premium for such policy.

4. Survey. At anytime during the term of this Agreement, Clear Creek, at its expense and sole option, may obtain a current boundary and improvement survey of the Property, with permanent corner pins in place, certified to Clear Creek, Nevada Gold, and the Title Company, prepared from an “on the ground” inspection by a registered engineer or licensed land surveyor in the State of Colorado showing thereon the correct legal metes and bounds description of the Property, its proper dimensions, any and all improvements, ditches, waterways, flood plains, reservoirs, fence locations, easements, rights-of-way utilities and roadways upon, under or adjacent to the Property (the “Survey”).

5. Title and Survey Objections. Clear Creek shall have Ninety (90) days following the Title Insurance deadline stated above in which to notify Nevada Gold in writing of any objections to any items identified in the Commitment or the Survey. Nevada Gold in its sole discretion may agree to satisfy Clear Creek’s objections with regard to any objections caused by Nevada Gold.

6. Title to Property. Subject to payment or tender as provided herein and upon compliance with the other terms and conditions hereof by Clear Creek, Nevada Gold shall execute and deliver a good and sufficient special warranty deed to Clear Creek on the Closing date, conveying the Property free and clear of all taxes (including transfer taxes) except the lien of real property taxes for the year of Closing not yet due and payable the following year Nevada Gold shall also deliver to Clear Creek any bills of sale, assignments, transfers, conveyances and other documents as reasonably requested by Clear Creek to fully vest Clear Creek with all appurtenances, hereditaments, rights, entitlements and interests, including related personal property, if any, in connection with the Property or as contemplated by this Agreement.

7. Closing. The consummation of this Agreement and delivery of the deed for the Property (the “Closing”) shall occur in one (1) Closing. The Closing shall occur on a date specified by mutual agreement between Clear Creek and Nevada Gold with notice to the Title Company. The Closing shall occur in the offices of the Title Company at a time to be mutually agreed upon by Nevada Gold and Clear Creek. Possession of the Property shall be delivered to Clear Creek at Closing, and the Property shall not be subject to any leases or tenancies, except as herein expressly permitted. The following shall occur at Closing, each being a condition precedent to the others and all being considered as occurring simultaneously:

a. Deed. Nevada Gold shall execute, acknowledge and deliver to Clear Creek a special warranty deed conveying title to the Property in the manner identified in Section 6 above.

b. Settlement Statements. Nevada Gold and/or Clear Creek, as the case may be, shall execute and, if required, acknowledge, and deliver to the appropriate party Statements of Settlement.

c. Purchase Price. Clear Creek shall pay such monies and sign such agreements and liens as are set forth in this Agreement and its Exhibits.

d. FIRPTA Affidavit. Nevada Gold shall execute, acknowledge and deliver to Clear Creek an affidavit stating that Nevada Gold is not a “foreign person” within the meaning of Section 1445, et seq., of the Internal Revenue Code of 1986, as amended, or any regulations promulgated thereunder.

e. State Affidavit. Nevada Gold, Clear Creek, or both, as the case may be, shall execute and, if required, acknowledge, and deliver to the appropriate party any real estate transfer affidavit which may be required under the laws of the State of Colorado.

f. Other Documents. Each party shall deliver to the other such agreements, assignments, conveyances, instruments, documents, certificates and the like as may be required pursuant to this Agreement or as may be necessary or helpful to carry out its obligations under this Agreement with respect to Closing.

8. Intentionally Omitted.

9. Prorations and Closing Costs. The following adjustments shall be made to the Purchase Price:

a. Taxes. Real property taxes for the year of Closing shall be apportioned to the date of Closing based upon the most recent levy and assessment. Such apportionment shall be a final settlement between the parties.

b. Rents and Utilities. Prepaid rents, water rents, sewer rents, interest on encumbrances, if any, and other similar items shall be apportioned to date of Closing.

c. Transaction Costs. Clear Creek shall pay the cost of recording the deed, the documentary fee, the premium for the owner’s and mortgagee’s title insurance policies, and the cost of recording the deed of trust. Nevada Gold and Clear Creek shall equally split escrow fees. Each party shall be responsible for payment of its own attorneys’ and brokers’ fees.

10. Inspection:

a. Inspection. During all times that this Agreement is in effect, Clear Creek and its agents, employees and designees may enter upon the Property at Clear Creek’s expense for the purpose of inspecting, making surveys, soils tests, water availability tests, environmental audits, obtaining topographical information, conducting traffic studies, making demographic reports, erecting signs and for other similar preliminary development work. Clear Creek agrees to hold Nevada Gold harmless from any claims which might be filed against the Property or Nevada Gold by reason of the performance of any of the acts herein mentioned.

b. Feasibility. Clear Creek and its agents, employees and designees may enter upon the Property at Clear Creek’s expense for the purpose of (i) assessing the impact of current and future mineral extraction operations on or near the Property; and (ii) Clear Creek receiving, with the full cooperation of Nevada Gold, preliminary approval from the appropriate governmental authorities having jurisdiction over the Property for platting, annexation, reclamation, subdivision or rezoning of the Property, except that no approvals shall be binding on Nevada Gold or the Property until after closing. Clear Creek agrees to hold Nevada Gold harmless from any claims which might be filed against the Property or Nevada Gold by reason of the performance of any of the acts herein mentioned. Nevada Gold hereby agrees to fully cooperate with Clear Creek’s efforts at resolving such issues, including, but not limited to, negotiating and cooperating with governmental entities and regulators.

c. Delivery of Reports. From the Effective Date and continuing for so long as this Agreement is in effect, Clear Creek shall deliver to Nevada Gold, from time to time but in any event promptly upon receipt of same, without warranty or representation from Clear Creek and without charge therefor, the results, both draft and final, and copies of any and all third-party inspections, studies, tests, surveys, or other reports prepared for Clear Creek with respect to the Property.

d. Survival. The provisions of this Section 10 shall survive the Closing and delivery of deed or termination of this Agreement.

11. Nevada Gold’s Use of the Property Prior to Closing Date. From and after the Effective Date of this Agreement, Nevada Gold shall not grant or convey any easement, lease, license, permit, lien or any other legal or beneficial interest in or to the Property without the prior written consent of Clear Creek, nor shall Nevada Gold knowingly violate, or allow the violation of, any law, ordinance, rule or regulation affecting the Property. Nevada Gold shall do or cause to be done all things reasonably within its control to preserve intact and unimpaired any and all easements, grants, appurtenances, privileges and licenses in favor of or constituting any portion of the Property to the extent known by Nevada Gold. Further, subject to Paragraph 1 of this Agreement, Nevada Gold agrees to pay, as and when due, all payments on any liens or encumbrances presently affecting the Property and any and all taxes, assessments and levies with respect to the Property through the date of Closing. Clear Creek shall not unreasonably interfere with Nevada Gold’s operations during the term of this Agreement. From and after the Effective Date, Clear Creek, or its agents, shall be entitled to go upon the Property at reasonable times for the purpose of evaluating the Property. Such evaluations shall be done at Clear Creek's sole cost and expense, and Clear Creek shall in no way damage, destroy or harm the Property or any improvements thereon. Clear Creek indemnifies and holds Nevada Gold harmless from and against any and all claims, demands, liens, damages, and expenses arising from Clear Creek’s evaluation of the Property, and this indemnity shall survive the Closing or termination of this Agreement.

12. Delivery of Materials to Clear Creek: Agreements Affecting the Property. Nevada Gold agrees to provide to Clear Creek, at no expense to Clear Creek, within Ninety (90) days after the Effective Date of this Agreement, copies or originals of any and all leases, existing surveys, currently existing contracts relating to the operation and/or maintenance of the Property, engineering studies, zoning information, soil investigations and reports, water and sewer studies, topographical maps, traffic studies, demographic reports, information as to all prior uses, hazardous waste or substance and all other environmental matters, including any prior environmental audits, platting and all other materials and documents that either are owned by Nevada Gold or are in Nevada Gold’s possession or control and that concern the Property (the “Nevada Gold’s Due Diligence Materials”). At Closing, Nevada Gold shall assign to Clear Creek all agreements affecting the Property which may be assignable and which Clear Creek desires to continue in effect. If Clear Creek does not close on the Property, Clear Creek shall promptly return all Nevada Gold’s Due Diligence Materials to Nevada Gold.

13. Risk of Loss. The risk of loss or damage to the Property by fire or otherwise shall be assumed by Nevada Gold until Closing.

14. Condemnation. If notice is received by Nevada Gold prior to Closing that any portion of the Property shall be taken in condemnation or pursuant to the right of eminent domain, or if any such proceeding (judicial, administrative or otherwise) is commenced after the Effective Date hereof, any award or proceeds received by Nevada Gold from such condemnation or right of eminent domain proceeding shall be applied against, and reduce, the Purchase Price hereunder. If such proceeding has not been concluded as of the date of Closing, there shall be no reductions in the Purchase Price and all amounts thereafter awarded relating to the Property shall belong to Clear Creek

15. Nevada Gold’s Warranties/Property Condition. Nevada Gold hereby represents, warrants, and agrees that on the date of Closing, except as may be caused or created by Clear Creek:

a. Litigation. There is no litigation pending or threatened which in any manner affects the Property, and Nevada Gold knows of no basis or grounds for any claims or causes of action which could affect the Property in any manner.

b. Access. To the best of Nevada Gold’s knowledge, no facts or conditions are contemplated or in existence which would result in termination of full and free access to and from the Property.

c. Legal Compliance. To the best of Nevada Gold’s knowledge, there are no violations of any law, code, ordinance, rule or regulation or insurance policy affecting any portion of the Property or the use thereof. Nevada Gold shall make complete and good faith disclosure to Clear Creek of Nevada Gold’s receipt of any notice of any violation or Nevada Gold’s discovery of any condition on any portion of the Property constituting any such violation. All requirements known to Nevada Gold of governmental authorities regarding improvement or use of the Property, or property adjacent to the Property, have been, or during the Inspection Period will be, disclosed to Clear Creek.

d. Liens. All bills for work done and materials furnished at the request of Nevada Gold with respect to the Property have been paid in full by Nevada Gold or will be discharged and paid in full by Nevada Gold on or before the date of Closing.

e. Assessments. Nevada Gold knows of no special assessments that have been made or levied against the Property, and to the best of Nevada Gold’s knowledge, there are no public improvements which have been planned, commenced or completed which would result in a special assessment against the Property.

f. Status and Authority. Nevada Gold under the laws of the State of Colorado has the legal power and authority to own, sell, convey and transfer the Property. The execution and delivery of, and the performance of all obligations under this Agreement by Nevada Gold, do not and shall not require any consent or approval of any person and do not and shall not result in a breach of, or constitute a default under, any indenture, loan or credit agreement, mortgage, deed of trust or other agreement to which Nevada Gold is a party or by which Nevada Gold or the Property may be bound. Nevada Gold is not a “foreign person” within the meaning of Section 1445, et seq., of the Internal Revenue Code of 1986, as amended, or any regulations promulgated thereunder.

g. Performance. Nevada Gold shall have performed all of its obligations, covenants and agreements pursuant to this Agreement.

h. Environmental Matters. Nevada Gold represents and warrants that it has done no handling, transportation, storage, treatment or usage of Hazardous Material on the Property. The provisions of this Section shall survive Closing.

i. Moratoriums. To the best of Nevada Gold’s knowledge, there are no current or imminent moratoriums or school capacity ordinances that would impact on Clear Creek’s intended development of the Property.

j. Condemnation. To the best of Nevada Gold’s knowledge, there are no current or imminent condemnation actions that could affect Clear Creek’s intended development of the Property.

16. Brokers. If any individual or entity shall assert a claim to a finder's fee or commission as a broker or a finder for the transfer of the Property, then the party who is alleged to have retained such individual or entity shall defend, indemnify and hold harmless the other party from and against any such claim and all costs, expenses, liabilities and damages incurred in connection with such claim or any action or proceeding brought thereon.

17. Nevada Gold’s Authority. On or prior to the date of Closing contemplated hereunder, Nevada Gold shall deliver to Clear Creek a certified copy of resolutions adopted by Nevada Gold authorizing and adopting the execution, delivery and performance of this Agreement by Nevada Gold.

18. Miscellaneous.

a. Survival. The provisions of Sections and 15 of this Agreement shall survive termination of this Agreement or the Closing and delivery of the deed to the Property and shall not be merged therein.

b. Assignment. Clear Creek may assign the rights and obligations of this Agreement to an entity to be formed by Clear Creek and Maplewood Advisors LLC. Any other assignment will require the consent of Nevada Gold in its sole discretion.

c. Amendment. No amendment or modification of this Agreement shall be valid or binding unless reduced to writing and executed by the parties hereto or their assigns.

d. Notices. All notices required herein shall be in writing and delivered to the parties hereto, or mailed to the parties hereto by personal delivery, recognized overnight courier or delivery services, or registered or certified mail, postage prepaid, return receipt requested, at the addresses set forth below:

If to Clear Creek:	Clear Creek County Development Company LLC

ATTN: Sean W. Doyle

950 S. Cherry Street, #1220

Denver, Colorado 80246

Phone: (303) 837-9171

Fax: (303) 379-2048

Email: sean@fitallc.com

If to Nevada Gold:	Nevada Gold & Casinos, Inc.

ATTN: Michael P. Shaunnessy, CEO

133 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

Phone: (720) 681-1000

Email: mshaunnessy@nevadagold.com

Any such notice shall be deemed effectively given and received at the time of delivery, if delivered personally or by an express mail service for which a delivery receipt has been obtained, or five (5) days after the same is deposited in the United States mail, if mailed, provided the sending party has a return receipt. Either party may designate a different address for the purpose of this Section by notice given in accordance herewith.

e. Adequate Consideration. Both parties agree that the covenants and promises contained herein are good and sufficient consideration for their respective obligations required hereunder.

f. Further Assurances. Each party hereto shall from time to time execute and deliver such further instruments as the other party or its counsel may reasonably request to effectuate the intent of this Agreement.

g. Controlling Law. The parties hereto expressly agree that the terms and conditions hereof, and subsequent performance hereunder, shall be construed and controlled by the laws of the State of Colorado.

h. Legal Expenses. In the event that either party takes legal action against the other in order to enforce the terms of this Agreement, the party in whose favor final unappealable judgment is entered shall be entitled to recover from the other party any legal expenses incurred, including reasonable costs and attorneys’ fees to be fixed by the court which shall render such judgment.

i. Interpretation. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. As used herein, the singular shall include the plural, and vice versa; and any gender shall be deemed to include the masculine, feminine and neuter gender. Should any term or condition hereof be deemed void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. Each and every provision of this Agreement has been independently, separately and freely negotiated by the parties as if this Agreement were drafted by all parties hereto. The parties, therefore, waive any statutory or common law presumption which would serve to have this document construed in favor of, or against, either party.

j. Binding Effect. The provisions hereof shall be binding upon and inure to the benefit of the heirs, successors, personal representatives and assigns of the parties.

k. Waiver. No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy, except as otherwise provided herein. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof.

l. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement.

m. Facsimile Signatures. Facsimile signatures hereafter shall be considered legal and binding with regard to this Agreement, including any written notices, addenda and amendments.

n. Entire Agreement. This Agreement and the Exhibits attached hereto embody the entire Agreement between the parties hereto and supersede any and all prior agreements and understandings, written or oral, formal or informal.

o. Time of the Essence. Time is of the essence of this Agreement, and Clear Creek and Nevada Gold hereby agree to perform each and every obligation hereunder in a prompt and timely manner; provided, however, that if the date of the performance of any action or the giving of any notice which is required hereunder, occurs on a Saturday, Sunday or legal holiday, the date for performance or giving of notice shall be the next succeeding business day.

p. Recitals. The Recitals set forth above are hereby made a binding and integral part of this Agreement.

19. Effective Date of Agreement. The “Effective Date” of this Agreement referenced throughout this Agreement shall be the latest date on which either of the parties has executed this Agreement; and the latest party executing this Agreement shall notify the other of such execution within 24 hours thereof, either by written or oral communication. Clear Creek may not record in the County records this Agreement or any other document related to the Option Agreement, except that simultaneously with closing and/or after closing Clear Creek may record that which is necessary to complete the transaction.

20. As-Is Condition: THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS: (A) CLEAR CREEK’S PRINCIPAL, SEAN W. DOYLE, IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THIS TYPE OF PROPERTY; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER NEVADA GOLD NOR ANY OF ITS AGENTS, REPRESENTATIVES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY; AND (C) THE PROPERTY IS BEING SOLD TO CLEAR CREEK IN ITS PRESENT "AS IS" CONDITION SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF NEVADA GOLD CONTAINED HEREIN. SUBJECT TO THE TERMS HEREOF, CLEAR CREEK WILL BE AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE PROPERTY AND SUCH RELATED MATTERS AS CLEAR CREEK MAY REASONABLY DESIRE AND, ACCORDINGLY, CLEAR CREEK WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN PURCHASING THE PROPERTY. IN THE EVENT OF ANY CONFLICT WITH ANY OTHER SECTION OR PROVISION IN THIS AGREEMENT THIS PROVISION WILL SUPERSEDE ANY CONFLICTING OR INCONSISTENT PROVISION.

IN WITNESS WHEREOF, the parties have executed this Option Agreement on the dates specified below.

CLEAR CREEK COUNTY DEVELOPMENT COMPANY LLC
a Colorado Limited Liability Company

By:
Name:
Title:
Date:

GOLD MOUNTAIN DEVELOPMENT, LLC
And NEVADA GOLD & CASINOS, INC.

By:
Name:
Title:
Date: